Exhibit 99.1

Muzak Announces Revised Business Plan


    FORT MILL, S.C.--(BUSINESS WIRE)--June 27, 2005--Muzak Holdings LLC ("the Company") today announced that it is implementing a revised business plan in order to achieve more moderate growth levels. This revised business plan reduces the number of annual new client location additions. The associated decrease in capital investments will enable the Company to generate free cash flow after debt service obligations. In addition, the revised business plan provides a platform to accelerate current and future process improvement initiatives. "In order to moderate our growth, management made the decision to streamline the size of our sales force. The result of the Company's action will create greater financial stability and position us to provide enhanced internal support and improved service to our existing and future clients," commented Lon Otremba, Chief Executive Officer.
    The Company expects annualized selling, general, and administrative workforce reduction savings of approximately $4.0 million and the associated cash severance costs to be approximately $0.6 million. Following installation of the current backlog of new client locations, the Company expects to reduce its annual capital investment in new client locations by approximately $14.0 million.
    The Company will host a conference call on Tuesday June 28, 2005 at 11:00 am EST to discuss its revised business plan. The call in number is 1-800-756-4697 and the access code is 0801. A replay of the call will be available for forty-eight hours beginning at 9:00 a.m on June 29, 2005. The replay number is 1-800-756-3819 and the access code is 080100.
    Muzak, the leading audio imaging company, enhances brands and creates experiences with AUDIO ARCHITECTURE(TM) and MUZAK VOICE(TM). More than 100 million people hear Muzak programs each day. We deliver music, messaging, and sound system design through more than 200 sales and service locations.

    The above statements include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as "anticipate", "believe", "intend", "expect", "anticipate", "could", "may", "will" and similar expressions and include references to assumptions that the Company believes are reasonable and relate to our future prospects, developments and business strategies. Forward-looking statements involve risks and uncertainties, including, but not limited to those industry-based factors such as the level of competition in the business music industry, competitive pricing, concentrations in and dependence on satellite delivery capabilities, rapid technological changes, the impact of legislation and regulation, as well as factors more specific to the Company such as the substantial leverage and debt service requirements, restrictions imposed by the Company's debt facilities, including financial covenants and limitations on the Company's ability to incur additional indebtedness, the Company's history of net losses, the Company's future capital requirements, the Company's dependence on license agreements, risks associated with economic conditions generally, and other factors as discussed in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update these forward-looking statements.


    CONTACT: Muzak Holdings LLC
             Catherine Walsh, 803-396-3000